CODE OF ETHICS

FUNDS DISTRIBUTOR, INC.
                       PREMIER MUTUAL FUND SERVICES, INC.
                            CODE OF ETHICS


                              May 1, 2000
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                         Part A. General (All Employees)
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     All employees are expected to help protect and enhance the assets and reputation of Funds Distributor, Inc. and Premier Mutual Fund Services, Inc. (together, the "Company"). Every individual with whom we come into contact must believe in our honesty, integrity and dependability.

         In the rapidly evolving businesses in which we are engaged, each employee is challenged by a complex environment often requiring fast responses under high pressure. No written policy can definitively state for employees the appropriate action for all business situations. Accordingly, this Code emphasizes a norm or standard of conduct that must permeate all business dealings and relationships rather than a set of specific rules.

         Part B of this Code ("Part B") is directed to the particular objective of compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the "1940 Act") as such provisions are applicable to "Access Persons" (defined in Part B). Access Persons include, among others, officers of mutual funds and persons in a position to gain special knowledge about the investment transactions and investment intentions of a mutual fund. Although the procedural requirements of Part B apply only to Access Persons, all Company employees should be familiar with Part B and conduct their personal activities consistently with the standards set forth in Part B.

         All Company employees also should be familiar with and adhere to the Company's Policy on Insider Trading and Other Misuse of Nonpublic Information (the "Insider Trading Policy"), which, among other things, requires the automatic forwarding of employee brokerage statements to the Company's General Counsel. In addition, this Code requires all employees to adhere to all Company policies, including, without limitation, those governing equal employment opportunity, and sexual harassment.

I.       Management Responsibility

         Managers by virtue of their positions of authority play a particularly important role in developing the commitment and ability of employees whom they manage to make sound ethical judgments. This requires recognition of the ethical issues often inherent in business decisions, analysis of the ethical aspects of very complex situations, and knowing when to seek assistance in determining the ethical course of action. Other aspects of ethical leadership include:

         (i)      Ensuring that your own conduct is above reproach;

        (ii) Communicating personal support for, and the seriousness of, ethical conduct;

         (iii) Educating employees in all aspects of ethical conduct;

         (iv) Creating an environment that encourages employees to voice ethical concerns and supporting those who speak out for honesty and integrity;

         (v) Avoiding creating pressures and circumstances which influence employees to produce results which are not reasonable and which may inadvertently cloud the judgment of otherwise ethical employees; and

         (vi) Ensuring that claims about our own products and services are valid and honest while avoiding disparagement or unfair treatment of competitors.

II.      Financial Records and Reporting
         Each employee involved in the preparation of the Company's financial statements, records and reports must do so in accordance with the letter and spirit of generally accepted accounting standards and all other applicable laws, regulations and standards. All records must accurately and completely reflect the financial condition of the Company.

         Federal and other laws require accurate recordkeeping and accounting and impose civil and criminal penalties on individuals and companies that violate these requirements. Any attempts to create false or misleading records are forbidden. Both law and company policy require that no undisclosed funds or accounts shall be established for any purpose. Moreover, Company policy prohibits any employee from knowingly making a misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with a governmental or regulatory agency.

III.     Conflicts of Interest

         Every employee must avoid conduct that conflicts, or appears to conflict, with his or her duty to the Company. All employees should conduct themselves such that a reasonable observer, whether a client, supplier, fellow employee, or regulator, would have no grounds for belief that a conflict of interest exists.

         Employees are not permitted to self-deal or otherwise to use their positions with the Company to further their own or any other related person's business opportunities. A related person is any family member, any person residing in the same household as the employee, any person with whom the employee has a direct or indirect personal relationship, or any organization or business activity in which the employee has an interest.

         From time to time, situations will arise that are not clear-cut. If you are uncertain about the propriety of your conduct or business relationships consult your manager. If you determine that a conflict does exist please report it immediately to the General Counsel of the Company. In either case, you can be sure that any such discussion will be held in confidence.

         Employees  should  be  aware  of  the  following  specific   guidelines
regarding conflicts of interest:

         (A) No employee should use his or her position with the Company or information acquired during employment in a manner that may create a conflict, or the appearance of a conflict, between personal interests and those of the Company. If a conflict or potential conflict arises, report it immediately to the General Counsel of the Company.

                  For example, Company policy does not permit you to:

                  (1) Accept, directly or indirectly, any money or object of value from any person or enterprise which has or is seeking business with the Company which may affect, or appear to influence, your business judgment. You should not offer excessive gifts or entertainment to others whose business the Company may be seeking. You may accept business-related meals, entertainment, gifts or favors when the value involved is not significant and clearly will not place you under any obligation to the donor.

                  (2) Accept simultaneous employment with any concern that does business or competes with the Company, or with any other concern if that employment would interfere with your full-time and efficient service as an employee of the Company. In addition, if a related person works for a company or firm either in direct competition with or which does business with the Company and occupies a position that can influence decisions affecting lines of business of such other company or firm which compete with the Company's businesses or which relate to the business such other company conducts with the Company, you must disclose such related person's position on the attached agreement.

         (B)      Certain   situations   require   approval  before  you  become
                  involved. Specifically, you must submit a request to the General Counsel before you:

                  (1) Serve as a director, general partner, or officer of any unaffiliated business organization. This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of the Company and do not impose excessive demands on your time.

                  (2) Obtain an interest in any enterprise which has or is seeking to establish business relations with the Company. However, employees may invest in stock or other securities of publicly-owned companies.

         (C) From time to time situations also occur that must be disclosed to the Company's General Counsel. Examples of such situations include:

                  (1) Business opportunities, commissions or other financial arrangements that are offered to related persons by persons or firms that are customers, vendors, or business partners of the Company. The Company requires such disclosure to make a determination of the appropriateness of such offers beforehand and to prevent even the appearance that Company employees might be improperly using their positions in the Company to promote the persona1 or financial interests of related persons.

                  (2) Acquisitions of Company property or services on terms other than those available to the general public or other than those established by Company policy.

         These guidelines are intended to protect both you and the Company from conflicts of interest, divided loyalties, and situations that create the perception of impropriety. They will help to prevent you from compromising your ability to act solely in the Company's interest and aid you in complying with existing laws and regulations.

IV.      Proprietary Information and Trade Secrets
         All persons who work for the Company learn, to a greater or lesser degree, facts about the Company's business methods that are not known to the general public or to competitors. For example, customer lists, the terms or fees offered to a particular customer, or marketing or strategic plans, may give the Company an advantage and must not be disclosed. In addition, such things as internal processing arrangements or proprietary systems developments must not be disclosed. These are just a few examples.

         Because these trade practices or methods are developed by employees in the course of their jobs for which the Company pays them a salary, these matters are the property of the Company, and it is important to the continued success of the Company that they remain known only to the Company.

         Therefore, except as a duly authorized senior officer of the Company may otherwise consent in writing, you shall not at any time disclose or use, either during or subsequent to your employment by the Company, any information, knowledge or data you receive or develop during your employment which is considered proprietary by the Company. This includes, but is not limited to, information stored for business purposes on any computer system (e.g., mainframes, individual terminals and personal computers) and software used by the Company.

         In addition, no employee shall disclose information which relates to the Company's secrets as contained in business processes, methods, compositions, improvements, inventions, discoveries or otherwise, or which the Company has received in confidence from others. On the other hand, the Company will not ask you to reveal, and no employee shall disclose to the Company, the proprietary information or trade secrets of others.

V.       Insider Trading

         The Company believes that it is inconsistent with its reputation for integrity (as well as being illegal) for any employee to trade in securities on the basis of material, nonpublic, or "inside," information about the issuer obtained as a result of the employee's affiliation with the Company or a client of the Company, or otherwise.

         Employees should consult the Company's Insider Trading Policy for a more detailed discussion of this issue.

VI.      Compliance with Laws and Regulations
         The policy of the Company is to comply in all respects with all applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and with all applicable federal, state and local laws and regulations in the United States and in any other countries in which we operate. To this end, the Company has established and maintained various practices and procedures (including assigning management oversight responsibilities) which collectively comprise a corporate program intended to promote ethical behavior of employees and agents and to prevent and detect criminal conduct. These practices and procedures must be periodically reviewed and compliance activities properly recorded in order to assure compliance with applicable standards.

         In addition, employees should be sensitive to the various equal employment opportunity laws and to the Company's strong policy against sexual harassment.

         The Company will exercise due diligence in attempting to detect and to prevent criminal conduct by employees and agents. In this regard from time to time the General Counsel may circulate specific laws and regulations because of their high degree of relevance to your activities. However, all employees are expected to be familiar with the laws and regulations that relate to the performance of their jobs and, if in doubt, to seek advice from the General Counsel as to what those laws and regulations are.

VII.     Administration of the Code

         The Company's Code of Ethics calls for you to abide by the policies set forth in this Code. Exceptions to these policies may be granted only by the General Counsel, who is responsible for the interpretation of the Code.

         To the extent that the Company has adopted or in the future may adopt specific policies pertaining to any of the matters covered in the Code of Ethics, the Code also mandates your agreement to abide by the terms of such policies. Neither this Code nor your agreement to abide it is meant to vary or supersede the regular terms and conditions of your employment by the Company or to constitute an employment contract.

         All employees are required to review the Code of Ethics annually and to complete, sign and return a statement acknowledging their agreement to abide by the Code. The Company takes the matters discussed in this Code very seriously. Violations of the Code may result in disciplinary actions up to and including termination of employment.


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               Part B. Compliance with Rule 17j-1 (Access Persons)
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         Part B has been adopted by the Company in compliance with Rule 17j-1 under the 1940 Act with respect to Funds (defined below) for which the Company serves as principal underwriter ("Client Funds"). The purpose of Part B is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Client Fund may abuse their fiduciary duties to the Client Fund or the Company, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is designed to address.

         Although certain provisions of Part B apply only to Access Persons (defined below), all Company employees must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Part B. Therefore, a Company employee may not engage in any investment transaction under circumstances in which the Company employee benefits from or interferes with the purchase or sale of investments by a Client Fund. In addition, Company employees may not use information concerning the investments or investment intentions of a Client Fund for personal gain or in a manner detrimental to the interests of the Client Fund.

         Company employees may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Client Fund. In this regard, Company employees should recognize that Rule 17j-1 makes it unlawful for any principal underwriter of a Fund, or any affiliated person of such principal underwriter, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired (defined below) by the Fund to:

         (i)      employ any device, scheme or artifice to defraud the Fund;

         (ii) make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

         (iv) engage in any manipulative practice with respect to the Fund.

         Company employees should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by
Section VI below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

I.       Applicability

         The only persons subject to the prohibited transaction and reporting provisions of Part B (Sections III and V) are those Company employees who are Access Persons.

II.      Definitions

         (A) "Access Person" means (i) any director, officer, general partner or Advisory Person of a Fund or (ii) any director, officer, general partner of the Company who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by a Client Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Client Fund regarding the purchase or sale of Covered Securities.

                  For purposes of Part B, Access Persons do not include persons within the definition of Access Person solely though a relationship with a Fund that is a money market fund or whose series consist only of money market funds.

         (B) An "Advisory Person" of a Fund means: (i) any officer or employee of the Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or (ii) any natural person in a Control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

         (C) "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act") in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

         (D) "Compliance Officer" means the General Counsel of the Company or his or her designate.

     (E) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (F) "Covered Security" means a security as defined in Section 2(a)(36) of the 1940 Act, to wit: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. References to a Covered Security in Part B shall be deemed to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security.

                  Covered Securities do not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end Funds.

         (G) A "Fund" means an investment company registered under the 1940 Act.

         (H) "Security Held or to be Acquired" by a Fund means: (i) any Covered Security that, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this paragraph (H).

III.     Prohibited Transactions

         (A) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows at the time of entering into the transaction that: (1) a Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) a Fund has within the last 15 calendar days considered purchasing or selling the Covered Security or within the next 15 calendar days intends to consider purchasing or selling the Covered Security, unless such Access Person obtains advance clearance of such transaction pursuant to Section IV.

         (B) The prohibitions of this Section do not apply to:

                  (1) Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (this exception does not apply, however, to optional cash purchases pursuant to a
                           DRIP).

                  (2) Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights.

                  (3) Transactions in futures contracts on U.S. Treasury obligations (and related options) effected on a U.S. commodities exchange.

                  (4) Involuntary (i.e., non-volitional) purchases and sales of Covered Securities.

                  (5) Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control.

     (6) Purchases or sales of Covered Securities that are not eligible for purchase or sale by any Client Fund.

                  (7) "De minimis" transactions, defined as any purchase or sale of a Covered Security by an Access Person where
                           (i) the security is included in the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") or whose market capitalization and average daily trading volume substantially similar to securities included in the S&P 500; and (ii) the transaction involves no more $5,000.

                           If, during any two consecutive calendar quarters, aggregate purchase or sale transactions by the Access Person in shares of the same issuer exceed a cumulative value of $15,000, subsequent transactions in the issuer's securities shall no longer be regarded as "de minimis" transactions.

         (C) The prohibitions of this Section, the pre-clearance requirements of
Section IV, and the reporting requirements of Section V apply to securities acquired or disposed of in non-brokered transactions, such as purchases and sales of securities in a private offering and securities acquired directly from an issuer (other than DRIP purchases and the purchase or exercise of rights in accordance with clause (B)(1) or (B)(2) above).

IV.      Pre-clearance Procedures

         (A)      From Whom Obtained.

         Pre-clearance of a personal transaction in a Covered Security required to be pre-cleared pursuant to Section III above must be obtained from the Compliance Officer. A Compliance Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from the General Counsel, or, if such person is the General Counsel or the General Counsel is unavailable, from an Executive Vice President who is also a registered principal.

         (B) Time of Clearance.

                  (1) Access Persons may pre-clear trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for an Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time.

                  (2) Pre-clearance of a trade shall be valid and in effect only for a period of 24 hours from the time pre-clearance is given; provided, however, that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to the Compliance Officer.

         (C) Form.

                  Clearance must be obtained in writing by completing and signing the form provided for that purpose by the Company, which form shall set forth the details of the proposed
                  transaction,   and  obtaining  the  signature  of  a  Clearing
                  Officer.

V.       Reports by Access Persons

         (A)      Initial Holdings Reports.

                  Within ten (10) days after the person becomes an Access Person, each Access Person shall make a written report of his or her current holdings to the Compliance Officer (an "Initial Holdings Report").

                  A Initial Holdings Report shall be on a report form approved by the Compliance Officer and must contain the following information:

                  (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (3) The date  that  the  report  is  submitted  by the  Access
Person.

         (B)      Quarterly Transaction Reports.

                  Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of a direct or indirect Beneficial Ownership in any Covered Security (a "Quarterly Securities Transaction Report").

                  A Quarterly Securities Transaction Report shall be on a report form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

                  (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                  (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  (3) The  price  of the  Covered  Security  at  which  the
                        transaction  was effected;

                  (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

                  (5) The date  that  the  report  is  submitted  by the  Access
Person.

                  A Quarterly Securities Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Interest in any Covered Security to which the report relates.

                  Alternative reporting:

                  A Quarterly Securities Transaction Report may consist of broker trade confirmations or account statements or similar material received by the Company with respect to the Access Person if all of the required information is contained in this material and such material is received within the required time period.

                  To the extent a Company employee is deemed an Access Person hereunder solely because of an official capacity with a Client Fund (i.e., officership or directorship), he or she may comply with the requirements to file Quarterly Securities Transaction Report to the extent the Access Person has filed a similar report with the Fund so long as (1) the Access Person submits to the Compliance Officer a copy of such report at the time of submission to the Client Fund and (2) the form of such report is sufficient in the view of the Compliance Officer and is otherwise consistent with Rule 17j-1.

         (C)      Annual Holdings Reports.

                  Annually, each Access Person shall make a written report of his or her current holdings to the Compliance Officer (an "Annual Holdings Report").

                  An Annual Holdings Report shall be on a report form approved by the Compliance Officer and must contain the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                  (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  (3) The date  that  the  report  is  submitted  by the  Access
Person.

         (D) Responsibility to Report.

                  It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the Company to facilitate the reporting process does not change or alter that responsibility.

VI.      Sanctions

         Any violation of Part B shall be subject to the imposition of such sanctions by the Company as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and Part B. The sanctions to be imposed shall be determined by Company. Sanctions may include, but are not limited to, suspension or termination of employment or a letter of censure.

VII.     Administration and Construction of Part B

         (A) The administration of Part B shall be the responsibility of the Compliance Officer.

         (B) The duties of the Compliance Officer are as follows:

                  (1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, and informing all Access Persons of their reporting obligations hereunder;

                  (2) On an annual basis, providing every Access Person with a copy of Part B and informing such persons of their duties and obligations under Part B;

                  (3) Maintaining or supervising the maintenance of all records and reports required by Part B;

                  (4) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of Part B that may appear consistent with the objectives of Rule 17j-1 and Part B;

                  (5) Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of Part B to Client Funds as appropriate; and

                  (6) Submission to the Board of Directors of each Fund that has approved the Code of any material change to the Code promptly, and in no case later than six months after adoption of such change.

         (C)      The  Compliance   Officer  shall  maintain  and  cause  to  be
                  maintained in an easily accessible place at its principal place of business, the following records:

                  (1) A copy of each code of ethics for the organization that is in effect, or at any time within the past five years was in effect;

                  (2) A record of any violation of Part B, and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

                  (3) A copy of each report made by an Access Person as required by this section, including any information provided in lieu of the reports under Section V
                           (alternative reporting), for at least five years after the end of the fiscal year in which the report is made or the information is provided;

                  (4) A record of all persons, currently or within the past five years, who are or were required to make reports under Part B, or who are or were responsible for reviewing these reports; and

                  (5) A copy of each report required by Section VIII(B) below for at least five years after the end of the fiscal year in which it is made.

VIII.    Certification

     (A) In connection with the approval of the Code or any amendment thereto by the Board of Directors of a Client Fund, the Company must furnish to the Board a written report that certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; provided, however, that this requirement does not apply to the Company with -------- ------- respect to any particular Fund unless (i) the Company is an affiliated person of the Fund or of the Fund's investment adviser; or (ii) an officer, director or general partner of the Company serves as an officer, director or general partner of the Fund or of the Fund's investment adviser.

     (B) No less frequently than annually, the Company must furnish to the Board of Directors for each Client Fund a written report that: (A) describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations, and (B) certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code; provided, however, that this requirement does -------- ------- not apply to the Company with respect to any particular Fund unless (i) the Company is an affiliated person of the Fund or of the Fund's investment adviser; or (ii) an officer, director or general partner of the Company serves as an officer, director or general partner of the Fund or of the Fund's investment adviser.